UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

OCEAN POWER TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

PARAGON TECHNOLOGIES, INC.

HESHAM M. GAD

SHAWN M. HARPEN

JACK H. JACOBS

SAMUEL S. WEISER

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On December 8, 2023, Paragon Technologies, Inc. issued a press release relating to Ocean Power Technologies, Inc., a copy of which is set forth below:

Paragon Technologies Reminds Ocean Power Technologies Shareholders to Vote the BLUE Proxy Card for Paragon’s Nominees

EASTON, PA – December 8, 2023

Paragon Technologies, Inc. (“Paragon”), a diversified holding company, owning approximately 4.9% of the outstanding shares of Ocean Power Technologies, Inc. (NYSE American: OPTT), (“Company”) (“OPT”), reminds OPT shareholders to vote the BLUE proxy and disregard any materials from OPT.

1)	Unless a complete overhaul of the OPT Board happens NOW, we believe the share price of OPT is headed towards ZERO in 2024.

2)	OPT’s claims that the Company is headed to profitability in 2025 is a desperate and continued attempt by the Board and CEO to paint a false narrative of the business.

3)	As OPT continues to lose more money and weakens its balance sheet, management tells shareholders they are pleased with the results and managing costs.

Since Paragon first expressed our grave financial concerns for OPT to the CEO and Chairman of the Board, the OPT Board has spent millions of dollars to deny shareholders an opportunity to vote on alternative directors proposed by the company’s largest shareholder.

While OPT was losing tens of millions of dollars a year, OPT’s Board and Executives were paying themselves more money than the Company was generating in revenues.

With $26.5 million in cash as of July 31, 2023, we estimate that OPT currently has less than $20 million in cash today. With quarterly expenses running at $6-$8 million a quarter, OPT will almost certainly face insolvency by the second half of 2024. OPT’s answer is to try and sell tens of millions of shares on the open market with the stock trading at $0.35 further diluting existing shareholders and further destroying shareholder value.

If this Board is allowed to continue running OPT, we believe shareholders will be completely wiped out in 2024. With OPT’s only financing option likely being the sale of sell millions of shares in the open market, the OPT stock price will likely continue spiraling lower and lower. OPT’s Board and CEO continue granting themselves shares (further diluting existing shareholders) instead of buying them in the open market, a lower OPT share price has little, to no, financial impact on them.

Paragon has purchased nearly 3 million shares. We are 100% aligned with shareholders. As directors Paragon’s director nominees will:

•	reduce unnecessary cost which we estimate to be significant.
•	restructure operations to focus on Marine Advance Robotics.
•	implement a disciplined capital allocation approach; and
•	bring OPT to cash flow break even in 2024.

Paragon is confident it can achieve these objectives and will commit to investing more capital in OPT to support our plan.

The facts are clear: OPT’s Board actions and decisions are not focused on preserving shareholder value. OPT’s stock price has perpetually declined for years. More importantly, the stock market values OPT below net cash because the market perceives NO value in the company’s current business operations.

Paragon has the track record OPT shareholders can evaluate. We took a small company and delivered a greater than 800% return for shareholders in five years supported by growing revenues and profitability. We have skin the game at OPT. The current Board does not. We believe every single shareholder of OPT has losses associated with their holdings of OPT stock. Shareholder losses will likely continue under this self-serving Board.

Please email us at ir@pgntgroup.com with any questions about how to vote your BLUE proxy card.

We appreciate the support from shareholders thus far. If shareholders have any questions, please contact our Proxy Solicitor, Alliance Advisors at:

Alliance Advisors
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003

Toll-Free Phone: 855-200-8651

Email: OPTT@allianceadvisors.com

Please email us at ir@pgntgroup.com if you would like to learn more.

____________

Paragon Technologies, Inc., together with the other participants named herein, intends to make a filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of director nominees at the 2023 annual meeting of shareholders of Ocean Power Technologies, Inc., a Delaware corporation (the “company”).

Paragon Technologies, Inc. is the beneficial owner of 2,927,779 shares of common stock of the company, par value $0.001 per share (“common stock”).

Paragon Technologies, Inc., and Paragon’s director nominees Hesham M. Gad, Shawn M. Harpen, Jack H. Jacobs, and Samuel S. Weiser, will be the participants in the proxy solicitation. Mr. Gad, Executive Chairman of Paragon’s Board of Directors and Chief Executive Officer of Paragon, and Messrs. Jacobs and Weiser, directors of Paragon, may be deemed to beneficially own the shares of the company’s common stock held by Paragon. Ms. Harpen does not own beneficially or of record any securities of the company. Updated information regarding the participants and their direct and indirect interests in the solicitation, by security holdings or otherwise, will be included in Paragon’s proxy statement and other materials filed with the SEC.

SHAREHOLDERS OF THE COMPANY SHOULD READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE COMPANY’S ANNUAL MEETING, PARAGON’S SOLICITATION OF PROXIES AND PARAGON’S NOMINEES TO THE BOARD. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV OR FROM PARAGON TECHNOLOGIES, INC. REQUESTS FOR COPIES, WHEN AVAILABLE, SHOULD BE DIRECTED TO PARAGON’S PROXY SOLICITOR.